SETTLEMENT AGREEMENT

THE UNDERSIGNED:

1.
PLANTRONICS B.V., having its offices at Southpoint, Building C, Scorpius 140 2132 LR in Hoofddorp, the Netherlands, represented in this matter (by proxy) by Mrs InaMarie Johnson, hereafter called: “Plantronics”; and

2.	MR PHILIP VANHOUTTE, born on 20 April 1955, residing Leimuiderdijk 239a Burgerveen,2154 MN hereafter called “Mr Vanhoutte”;

WHEREAS:

a.
Mr Vanhoutte started employment with (the legal predecessor of) Plantronics on 22 September 2003. Mr Vanhoutte was appointed as Managing Director (in Dutch: statutair bestuurder) of Plantronics in accordance with the Articles of Association as per 6 December 2013;

b.	The salary of Mr Vanhoutte is EUR 22,748.84 gross per month, exclusive of holiday pay and bonuses;

c.
Following a reorganization several positions within Plantronics will become redundant, amongst which the current position of Mr Vanhoutte. Plantronics has investigated other job possibilities within the organisation, but is not able to offer Mr Vanhoutte another suitable position;

d.	Plantronics then took the initiative to terminate the employment contract, which intention Mr Vanhoutte objected to. Plantronics emphasises that the termination is not based on any urgent reason;

e.	Mr Vanhoutte was given ample opportunity to seek legal assistance regarding the termination, which he did and has considered the relevant contents and implications of this settlement agreement;

f.	In the end the parties made an arrangement relating to the termination of the employment contract and wish to record this arrangement in writing;

AND STATE TO HAVE AGREED AS FOLLOWS:

1.	End of the employment contract
The employment agreement ends on the initiative of Plantronics with mutual agreement on 1 April 2016 (the “End Date”).

plantronics.com	Plantronics B.V. Southpoint, Building C, Scorpius 140, 2132 LR Hoofddorp, The Netherlands TEL: + 31 23 564 8010 FAX: + 31 23 5648016

2.	Resignation as Managing Director
Effective immediately upon the signing of this Settlement Agreement Mr Vanhoutte will voluntarily resign as Managing Director of Plantronics and any other company of the group of companies Mr Vanhoutte may have a corporate relationship with, including but not limited to the corporate relationship with Plantronics. To this end, Mr Vanhoutte will sign resignation letters as provided by Plantronics.

Furthermore, Mr Vanhoutte will be removed from the Trade Register of the Chamber of Commerce (or equivalent organization) in each country in which a company with which he has a corporate relation formed as soon as possible after his resignation. If necessary, Mr Vanhoutte will cooperate with his removal from the Trade Register (or equivalent organization), and any and all other formalities in this regard.

3.	Severance payment
Plantronics will pay Mr Vanhoutte a severance payment of EUR 946,033 gross. Ultimately on 31 March 2016, the net equivalent of the severance payment will be transferred, after the usual withholdings, directly to the bank account of Mr Vanhoutte known to Plantronics. To avoid any discussion, this amount is deemed to include the “transition payment” (in Dutch: transitievergoeding), should that be due.

4.	Garden leave
As of the date this Agreement is reached until the End Date Mr Vanhoutte will be released from his obligation to perform work duties. During this period Mr Vanhoutte remains entitled to the usual base salary (increased by holiday pay). During the period of garden leave Mr Vanhoutte must remain available to provide information and to answer questions.

5.	Earlier End Date
If Mr Vanhoutte commences working elsewhere under an employment agreement or otherwise before the End Date, the employment agreement between the parties to this agreement will end by mutual consent on the date Mr Vanhoutte commences work elsewhere (the “Earlier End Date”). Mr Vanhoutte must inform Plantronics of any such prospective.

6.	Final settlement
At latest within one month after the End Date, Plantronics will pay Mr Vanhoutte a definite salary settlement and effect financial winding-up. Any outstanding holidays are deemed to have been taken before the End Date so that there will be no payment in that respect. Furthermore, Mr Vanhoutte will not be entitled to any bonus payments over 2016 or the years thereafter (which are already included in the severance payment mentioned in article 3).

7.	Legal and tax assistance
Plantronics will bear the costs of legal and tax assistance of Mr Vanhoutte up to a maximum amount of EUR 8,000 including office costs, excluding VAT, and will pay said costs within one month after the End Date directly to the representatives/advisors of Mr Vanhoutte, after receipt of an itemised invoice in the name of Mr Vanhoutte. The invoice should be presented to Plantronics before the End Date. Furthermore, Plantronics will bear the costs of Mr Vanhoutte’s tax filing over 2015.

plantronics.com	Plantronics B.V. Southpoint, Building C, Scorpius 140, 2132 LR Hoofddorp, The Netherlands TEL: + 31 23 564 8010 FAX: + 31 23 5648016

8.	Outplacement Professional Program
Plantronics will bear the costs of a 6-month Outplacement Professional Program for
Mr Vanhoutte. To that end, Plantronics will conclude a contract directly with Lee Hecht Harrison, which will invoice Plantronics directly

9.	Post-contractual obligations
Mr Vanhoutte is bound by all post-contractual obligations ensuing from the employment contract, including the anti-competition clause.

10.	Confidentiality

As also agreed upon in the employment agreement, Mr Vanhoutte is subject to a strict duty of confidentiality with regard to all information which is known to him concerning Plantronics and the activities of Plantronics, the strategies and present and future plans of Plantronics and the business relations/clients/suppliers of Plantronics, unless Mr Vanhoutte is obliged by law to disclose such information.

11.	Confidentiality provision
The parties will maintain strict confidentiality with regard to this agreement and the contents thereof, unless one of the two parties is subject to a statutory or regulatory obligation to make disclosure about this agreement. The parties understand that because Mr. Vanhoutte was a named executive officer of Plantronics in its 2015 fiscal year, the parties are obligated to publish this Settlement Agreement as a matter of public record and will do so within four (4) business days of signature of this Settlement Agreement. Such publication will not be a breach of this agreement or otherwise actionable.

12.	Statements

The parties will not make negative statements about each other. Except as set forth in section 10 above, the parties shall consult each other on time as to whether and how any internal and external statements will be made about the termination of the employment contract and corporate relationship.

13.	Reference
Plantronics will furnish Mr Vanhoutte with a positive reference within one month after the End Date or at such other time as the parties may mutually agree.

14.	Stock options
The plan rules of the relevant Plantronics Stock Option Plan will remain in full force and effect upon termination of the employment contract.

15.	Return of property/computer access
Mr Vanhoutte will return property and/or documents made available to him in the framework of the employment contract, including company car, laptop and mobile phone with appurtenances, at latest on the End Date in a clean and undamaged condition, without retaining copies thereof to Plantronics, including all (copies of) details relating to the business of Plantronics, such as offers, client lists and the like, whether or not contained on data carriers. Furthermore, promptly after signing this Settlement Agreement, Mr Vanhoutte’s access to Plantronics’ computer systems will be turned off.

plantronics.com	Plantronics B.V. Southpoint, Building C, Scorpius 140, 2132 LR Hoofddorp, The Netherlands TEL: + 31 23 564 8010 FAX: + 31 23 5648016

16.	Final discharge
Except insofar as the performance of obligations ensuing from this agreement is concerned, the parties have no further claims on each other - as far as Plantronics is concerned, including any companies/business affiliated with it - under the heading of the employment contract, the (method of) termination thereof or otherwise, and the parties grant each other final discharge in this respect.

With the exception of currently unknown facts and to the extent permitted by the Articles of Association, Mr Vanhoutte will be granted full and final release (in Dutch: “décharge”) for his performance as Managing Director as well as in any other corporate position Mr Vanhoutte might fulfill within the Plantronics organization. By signing this Agreement, Mr Vanhoutte declares that he is not aware of any facts or circumstances that preclude full and final release.

17.	Final provisions
This agreement is a settlement agreement as referred to in Article 7:900 Dutch Civil Code.

The parties hereby waive their right to cancel this agreement and/or present a claim that the agreement is voidable/void.

Thus agreed and signed in duplicate on 23 February 2016.

/s/ InaMarie Johnson	/s/ Philip Vanhoutte
Plantronics BV	Philip Vanhoutte
InaMarie Johnson (by proxy)

plantronics.com	Plantronics B.V. Southpoint, Building C, Scorpius 140, 2132 LR Hoofddorp, The Netherlands TEL: + 31 23 564 8010 FAX: + 31 23 5648016